Press
Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. ANNOUNCES THE RETIREMENT OF LINDA CRISP AND THE APPOINTMENT OF DANIEL E. SMITH

October 22, 2014 -.DAYTONA BEACH, FLORIDA - Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced that Linda H. Crisp is retiring effective December 31, 2014 and resigned from her position as Corporate Secretary effective today.

In addition, the Company announced that Daniel E. Smith will be joining the Company as its Senior Vice President – General Counsel and Corporate Secretary.

John P. Albright, President and CEO, stated, “We thank Linda for her 38 year tenure and her dedication to the Company.” Mr. Albright continued, “The entire CTO team wishes Linda the very best.”  Mr. Albright also stated, “We welcome the addition of Dan Smith to the corporate team. Dan joins us from Goldman Sachs Realty Management, located in Irving, Texas. His background as a real estate transactional and corporate attorney, along with his previous experience representing a large publicly-traded REIT, Crescent Real Estate Equities, make him an excellent fit for us as we position the Company for further growth.”

Mr. Smith received his J.D. from Duke University School of Law, where he served on the Duke Law Journal Editorial Board.  He received his B.A. from Brigham Young University.

Jeffry B. Fuqua, Chairman of the Board, stated, “Ms. Crisp has provided valuable leadership and has made significant contributions to the Company during her tenure as Corporate Secretary, she will be sorely missed.”

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income properties and loan investments in diversified markets in the United States, and over 10,500 acres of land in the Daytona Beach, Florida area. Visit our website at www.ctlc.com.

"SAFE HARBOR"

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

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